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                                                                    EXHIBIT 2(b)

                                 NORTHERN FUNDS

                             BY-LAW AMENDMENT NO. 2
                             ADOPTED ON MAY 22, 1997


                                    ARTICLE 3

                              OFFICERS AND TRUSTEES

                            *           *           *



      3.10 Trustee Qualification. A Trustee shall cease to serve as a Trustee effective as of the last calendar day in the semi-annual fiscal period of the Trust (currently these periods end on March 31 and September 30) in which the earlier of the following events occurs: (a) the date such Trustee attains the age of seventy-three years; and (b) the twelfth anniversary of the date of such Trustee's written acceptance to serve as a trustee pursuant to Article III
Section 3.1(f) of the Declaration of Trust.